Exhibit 99.1

Nicholas Financial Announces Appointment of Interim CFO

Clearwater, Florida—February 20, 2018 – Nicholas Financial, Inc. (the “Company”) announced today that Chad Steinorth will be rejoining the Company as Vice President and Interim CFO effective on or before March 1, 2018. Mr. Steinorth originally spent 13 years with Nicholas Financial from November 1993 to November 2006 holding several positions including Controller and Vice President of Finance. Since then, Mr. Steinorth ran his own local auto finance company in the Tampa Bay area before selling it in 2016. Mr. Steinorth most recently served as Vice President of Finance at Platinum Auto Finance. Mr. Steinorth graduated from the University of South Florida with a Bachelor of Science in Accounting and is an active CPA in the State of Florida.

“We are extremely excited to have Chad rejoin our great company. Chad has a unique blend of skills and talents that we feel make him a great fit here at Nicholas,” said Doug Marohn, President and CEO at Nicholas. “Chad has a wealth of experience in our industry covering both Financial/Accounting and Operations, but more importantly he understands the Nicholas culture and recipe for results. He was a major part of the management team when Nicholas enjoyed some of its greatest success.”

Mr. Steinorth will serve as the Interim Chief Financial Officer while the Company completes a search for a permanent replacement. Once that replacement is named and installed, Mr. Steinorth will remain with the Company and assist with many other special projects and initiatives.

About Nicholas Financial

Nicholas Financial, Inc. is one of the largest publicly-traded specialty consumer finance companies in North America. The Company operates branch locations in both Southeastern and Midwestern U.S. states. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 31E of the Securities Exchange Act of 1934, including statements regarding the Company’s expectations, hopes, beliefs, intentions, or strategies regarding the future, including the Company’s operating margin and rolling average annual growth in tangible book value per share, constitute forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. All forward-looking statements included in this document are based on information available to the Company on the date hereof and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also consult the risks described from time to time in the Company’s Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders.

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